EXHIBIT 4

                              SPARTECH CORPORATION

                             2001 STOCK OPTION PLAN



                                    ARTICLE I
                             PURPOSE AND DEFINITIONS

    1.1. PURPOSE. This Spartech Corporation 2001 Stock Option Plan (the "PLAN") has been established by Spartech Corporation (the "COMPANY") to promote the long-term financial interest of the Company and its shareholders by (i) enhancing the Company's ability to attract and retain persons eligible to participate in the Plan, through incentive compensation opportunities that are competitive with those of other similar companies, and (ii) providing an incentive for the participants in the Plan to identify their interests with those of the Company's other shareholders, through compensation based on the value of the Company's common stock.
    1.2   DEFINITIONS.
    "BOARD" means the Board of Directors of the Company.
    "COMMITTEE" has the meaning stated in Section 2.1.
    "COMPANY" has the meaning stated in Section 1.1.
    "ELIGIBLE PERSONS" means (i) the employees of the Company, (ii) the employees of the Company's Subsidiaries, and (iii) except with respect to Incentive Stock Options, the members of the Board.
    "INCENTIVE STOCK OPTION" means an Option which is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Internal Revenue Code.
    "OPTION" means a right granted to an Eligible Person to purchase Shares under this Plan, at a price, for a period of time, and on such other terms and conditions as are established by the Committee consistent with this Plan.
    "PARTICIPANT" means an Eligible Person who has been granted an Option under the Plan.
    "PLAN" has the meaning stated in Section 1.1.
    "SHARES" means shares of common stock of the Company, subject to any adjustments under Section 3.4.
    "SUBSIDIARY" means a corporation, limited liability company, partnership, joint venture or other business entity of which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, and any other business venture designated by the Committee in which the Company has a significant interest as determined in the discretion of the Committee.

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                                   ARTICLE II
                       ADMINISTRATION; TERM AND AMENDMENT

    2.1. ADMINISTRATION. The Plan shall be administered by a committee of the Board comprised of two or more members of the Board who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "COMMITTEE"). The Committee shall approve the names of all persons to whom options are proposed to be granted, and shall determine, within the limits set forth in the Plan, the number of shares, the price and the other terms of any option to be granted hereunder. The Committee may in its discretion interpret the Plan; establish, amend and rescind rules and regulations, forms, notices and agreements relating to the Plan; and make all determinations necessary or advisable for the operation of the Plan. Subject to the provisions of the Plan, the charter and bylaws of the Company and applicable laws, all ultimate powers of approval shall be vested in the Committee as a body, and the Committee shall have absolute and final discretion with respect to all determinations under the Plan.
    2.2. APPROVAL; DURATION. Subject to the approval of the shareholders of the Company at the Company's 2001 annual meeting of its shareholders, the Plan shall become effective as of the date of such meeting and shall continue until all Options available hereunder have been granted and none of such Options remain outstanding, or until such earlier date as the Plan may be terminated by the Board.
    2.3 AMENDMENTS AND TERMINATION. The Board may at any time amend or terminate the Plan; provided that (i) no amendment may increase the maximum numbers of Shares that may be issued pursuant to Options or Incentive Stock Options hereunder, without the further approval of the Company's shareholders (except for adjustments under Section 3.4), and (ii) no amendment or termination may adversely affect the rights of any Participant which exist on the date the amendment or termination is adopted by the Board, without the written consent of the Participant.

                                   ARTICLE III
                                GRANTS OF OPTIONS

    3.1. PERIOD DURING WHICH OPTIONS MAY BE GRANTED. Options may be granted from time to time during the term of the Plan in the discretion of the Committee.
    3.2. PARTICIPATION. Subject to the other terms and conditions of this Plan, the Committee shall determine and designate, from time to time in its sole discretion, from among the Eligible Persons, those persons who will be granted one or more Options under the Plan and who will thereby become Participants in the Plan. The Committee may receive the recommendations of the various officers and divisional executives of the Company and its Subsidiaries with respect thereto.
    3.3 SHARES AVAILABLE FOR OPTIONS. The total number of Shares for which Options may be granted under this Plan during each fiscal year of the Company is ten percent (10%) of the outstanding Shares (i.e. excluding treasury shares), determined as of the prior fiscal year end. Such number shall not be cumulative, so that if Options for fewer than the maximum number of Shares are not in fact issued during any fiscal year, the excess shall not be available for Options in the next fiscal year. Option Shares may come either from authorized but unissued Shares or from shares reacquired by the Company, whether purchased in the open market or in private transactions. Shares subject to issuance under Options which expire or are cancelled without delivery of Shares shall again become available for grants of Options under the Plan; but Shares subject to issuance under Options which are settled in cash, and Shares which are withheld to pay the exercise price or tax withholding with respect to an Option, shall not be available for new Option grants.

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    3.4.  ADJUSTMENTS TO SHARES.  Upon any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the Shares generally, the number and kind of Shares available for issuance under the Plan shall be appropriately and automatically adjusted. The Committee may in its discretion provide for similar adjustments of outstanding Options upon any of such events or in the event of any other combination or exchange of Shares, spin-off, split-up, merger or consolidation or similar event affecting the Shares generally, in order to preserve the benefits or potential benefits of the Options.
    3.5 LIMITATION ON INDIVIDUAL GRANTS. No Participant may be granted Options under this Plan during any fiscal year of the Company for more than five percent (5%) of the outstanding Shares (i.e. excluding treasury shares), determined as of the prior fiscal year end.

                                   ARTICLE IV
                                TERMS OF OPTIONS

    4.1. TYPES OF OPTIONS. Subject to the provisions of this Plan and applicable laws and regulations, any Option may be granted as either an Incentive Stock Option or any other form of stock option, as determined in the discretion of the Committee.
    4.2. EXERCISE PRICE. The Committee shall determine the exercise price per Share of all Options, except that the exercise price may not be less than the fair market value of the Shares subject to the Option on the date the Option is granted, or if greater, the par value of the Shares. Except as incidental to adjustments under Section 3.4, the exercise price of an outstanding Option may not be decreased after the date of grant, nor may an outstanding Option be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.
   4.3 PERIOD OF EXERCISE. The Committee shall determine the times at which any Option granted hereunder may be exercised, including the times at which the Option will first become exercisable in whole or in part.

    4.4 OTHER OPTION TERMS. The Committee shall determine the other terms of each Option, including without limitation the procedures for exercising the Option, the manner of payment of the exercise price and any tax withholding obligations, and any restrictions on the exercise or transfer of the Option or on the transfer of the underlying Shares, in its sole discretion.
    4.5 INCENTIVE STOCK OPTIONS. In addition to the other provisions of this Plan, Incentive Stock Options shall be subject to all laws and regulations applicable to Incentive Stock Options, and shall be subject to the following provisions:
    (i) The maximum number of Shares that may be issued pursuant to Incentive Stock Options granted under this Plan is
               3,000,000 Shares.

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    (ii)     Members of the Board shall not be Eligible Persons with respect to
        Incentive Stock Options.
    (iii) No Incentive Stock Option may be granted under the Plan after December 6, 2010.
    (iv) No Incentive Stock Option shall be exercisable in whole or in part later than the day preceding the 10th anniversary of the grant date.
    (v) Incentive Stock Options may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant to whom it is granted only by such Participant.
    (vi) An Incentive Stock Option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent company (A) shall have an exercise price at least 110% of the fair market value of the Shares subject to the Option on the date the Option is granted and (B) shall not be exercisable after the expiration of five years from the date the Option is granted.

To the extent that an Incentive Stock Option does not meet the requirements of
Section 422(b) of the Internal Revenue Code the Option shall not be void but shall be treated as an Option other than an Incentive Stock Option. No Participant shall have any claim for damages or any other recourse against the Company, the Board or the Committee because of the failure of any Option to be an "incentive stock option."

    4.6. OPTION AGREEMENTS. The grant and terms of each Option shall be evidenced by a written agreement or other written documentation, a copy of which shall be provided to the Participant. The Committee may require the Participant to execute such agreement or otherwise accept the grant and terms as a condition of the Option. In the event of any inconsistency between the provisions of this Plan and the terms or conditions of an Option, the provisions of this Plan shall govern.
    4.7 LIMITATION OF IMPLIED RIGHTS. Neither a Participant nor any other person shall acquire any right in or title to any assets, funds or property of the Company or any Subsidiary by reason of participation in the Plan or the grant of any Option. Neither this Plan nor any Option will constitute a contract of employment or give any Eligible Person any right to be retained in the employ of the Company or a Subsidiary. No Eligible Person or Participant will have any right under the Plan or any Option except to the extent such right has accrued under the terms of the Plan and the Option, and no Option shall give a Participant any rights as a shareholder of the Company prior to the date on which the Participant duly exercises the Option according to its terms.

                                          ADOPTED BY THE BOARD DECEMBER 6, 2000.
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